FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------------------------------------------------------
                                                   1725 K STREET, NW O SUITE 205
                                                           WASHINGTON, DC  20006
                                                                    202-467-6862
                                                              (FAX) 202-467-6963



================================================================================






                              Community First Bank
                             Madisonville, Kentucky





                      Conversion Valuation Appraisal Report

                            Valued as of May 5, 2003





                                   Prepared By

                        Feldman Financial Advisors, Inc.
                                Washington, D.C.





================================================================================

FELDMAN FINANCIAL ADVISORS, INC.
--------------------------------------------------------------------------------
                                                  1725 K Street, N.W., Suite 205
                                                         Washington, D.C.  20006
                                             (202) 467-6862 o FAX (202) 467-6963



May 5, 2003


Board of Directors
Community First Bank
240 South Main Street
Madisonville, Kentucky  42431

Gentlemen:

         Feldman Financial Advisors, Inc. ("Feldman Financial") has completed and hereby provides an updated independent appraisal of the aggregate estimated pro forma market value of Community First Bank ("Community First" or the "Bank") in conjunction with the Bank's conversion (the "Conversion") from the mutual to stock form of organization and simultaneous sale of common stock by its newly formed holding company, Community First Bancorp, Inc. (the "Company"). Our original appraisal dated March 17, 2003 is incorporated herein by reference. This updated appraisal is being furnished in response to a review of our original appraisal by the Office of Thrift Supervision, the current assessment of market conditions for thrift stocks, and recently available financial results from the Bank.

         In preparing this update, we conducted an analysis of the Bank that included discussions with its management. In addition, where appropriate, we considered information based upon other available public sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed conditions in the securities markets in general and the market for thrift stocks in particular and discussed the Bank's recent financial performance with management. Our update is based on representations by the Bank that information contained in the preliminary offering prospectus and information furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements or any of the other information provided to us by the Bank or its independent auditor.

         This updated valuation and our previous valuation are not intended, and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to our estimate of the Bank's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Board of Directors
Community First Bank
May 5, 2003
Page 2


Recent Financial Performance
----------------------------

         Our original appraisal discussed the Bank's financial performance through the year ended December 31, 2002. Recent financial results indicate that the Bank reported positive earnings of $58,000 for the quarter ended March 31, 2003, as compared to a loss of $14,000 for the quarter ended March 31, 2002. Table 1 summarizes the Bank's income statement for the quarters ended March 31, 2002 and 2003, and Table 2 presents selected financial ratios for the Bank. Due to its past history of operating losses and continued presence of tax loss carryforwards, the Bank did not provide for any income tax expenses during the March 2003 quarter. The Bank reported an annualized return on average assets ("ROAA") of 0.72% and an annualized return on average equity ("ROAE") of 13.09% for the recent quarter. Applying the Bank's effective federal and state income tax rate of 37% would have resulted in net income of approximately $37,000 and ROAA and ROAE results of 0.45% and 8.25%, respectively.


                                     Table 1
                            Summary Income Statement
               For the Three Months Ended March 31, 2002 and 2003
                             (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                       Three Months
                                                      Ended March 31,
                                                      ---------------
                                                      2003        2002
                                                      ----        ----

          Interest income                             $519        $451
          Interest expense                             197         251
                                                      ----        ----
              Net interest income                      322         200
          Provision for loan losses                     19           6
                                                      ----        ----
              Net interest income after provision      303         194
          Other income                                  43          42
          Other expenses                               288         250
                                                      ----        ----

          Income (loss) before taxes                    58         (14)
          Income tax expense                            --          --
                                                      ----        ----
              Net income (loss)                       $ 58        $(14)
                                                      ====        ====

--------------------------------------------------------------------------------
Source:  Community First.

Board of Directors
Community First Bank
May 5, 2003
Page 3


                                     Table 2
                            Selected Financial Ratios
            At or for the Three Months Ended March 31, 2002 and 2003

--------------------------------------------------------------------------------
                                                       At or for the Three
                                                       Months Ended Mar. 31,
                                                       ---------------------
                                                           2003      2002
                                                           ----      ----

         Return on average assets                          0.72%    (0.18)%
         Return on average equity                         13.09     (3.00)
         Net interest rate spread                          4.23      3.43
         Net interest margin                               4.24      2.76
         Noninterest expense to average total assets       3.55      3.32

         Nonperforming assets to total assets              0.09      0.51
         Nonperforming loans to total loans                0.10      0.70
         Allowance for loan losses to total loans          0.45      0.47
         Net charge-offs to average loans                  0.00      0.02

         Total equity to total assets                      5.55      5.97

         Average equity to average assets                  5.49      6.18
         Tangible capital ratio                            5.55      5.97
         Core capital ratio                                5.55      5.97
         Total risk-based capital ratio                   10.53     13.20

--------------------------------------------------------------------------------
Source:  Community First


         The Bank's earnings turnaround was attributable to the continued improvement in its net interest margin, which increased from 2.76% in the March 2002 quarter to 4.24% for the March 2003 quarter. The increased concentration of assets consisting of loans, along with a decline in the overall cost of funds, combined to produce an increase in net interest income from $200,000 in the March 2002 quarter to $322,000 in the March 2003 quarter. While interest rates decreased during this period, total interest income increased by $68,000 due to higher outstanding aggregate loan balances. Net interest income also benefited from reduced deposit costs in the lower interest rate environment as higher costing certificates of deposit continued to roll off. Other income increased modestly by 2.4% from $42,000 to $43,000 as the Bank has implemented efforts to enhance fee income. Other expenses increased by 15.2% from $250,000 to $288,000 over the corresponding quarters, primarily as a result of higher occupancy and compensation costs.

Board of Directors
Community First Bank
May 5, 2003
Page 4


         Table 3 sets forth certain selected financial condition data for the Bank as of December 31, 2002 and March 31, 2003. Total assets increased by 8.6% from $30.0 million at year-end 2002 to $32.5 million at March 31, 2003. The recent asset growth was largely attributable to a $2.0 million increase in total loans, which expanded from $25.7 million at December 31, 2002 to $27.7 million at March 31, 2003. The loan expansion was supported mainly by deposit growth. Total deposits increased by $2.5 million from $28.1 million to $30.6 million. Reflecting the addition of retained earnings, total equity increased from $1.75 million at December 31, 2002 to $1.81 million at March 31, 2003. However, the ratio of total equity to total assets actually declined from 5.84% to 5.55% over this period due to the significant asset growth. The Bank's asset quality continued to remain favorable as evidenced by a 0.09% ratio of nonperforming assets to total assets.


                                     Table 3
                        Selected Financial Condition Data
                   As of December 31, 2002 and March 31, 2003
                             (Dollars in Thousands)

--------------------------------------------------------------------------------
                                                          Mar.  31,     Dec. 31,
                                                            2003         2002
                                                          ---------     --------

                Total assets                               $32,534       $29,968
                Loans receivable, net                       27,742        25,710
                Cash and cash equivalents                    1,290           758
                Investment securities                        1,890         1,902
                Total deposits                              30,634        28,128
                Total equity                                 1,807         1,749
--------------------------------------------------------------------------------
Source:  Community First


Comparative Group Performance Analysis
--------------------------------------

         Since our original appraisal, two Comparative Group members (First Capital Bancshares and Lenox Bancorp) de-registered their common stock securities. Consequently, trading stock prices for these equity issues are no longer publicly available and these thrifts have been excluded from the Comparative Group. We have re-calculated the average and median performance ratios for the remaining Comparative Group and present those tables in Exhibits 1 through 5. Exhibit 6 provides a summary profile of each Comparative Group company.

Board of Directors
Community First Bank
May 5, 2003
Page 5


         The revised 14-member Comparative Group contains seven companies listed on NASDAQ, five companies quoted on the OTC Bulletin Board, and two companies listed on the American Stock Exchange. The two excluded companies that de-registered their stock issues had been quoted on the OTC Bulletin Board.

         While there are minor changes in the Comparative Group average and median performance ratios as a result of these exclusions, the fundamental conclusions discussed in our original appraisal regarding the Bank's financial performance versus the overall Comparative Group are not changed. Updated performance data for the Comparative Group companies through the March 2003 quarter are not yet fully available.

         As shown in Exhibit 1, the Bank's ROAA for the latest twelve months ("LTM") ended December 31, 2002 was -0.28%, as compared to the Comparative Group average of -0.40% and median of 0.28%. We note that of the 14 companies in the Comparative Group, nine were profitable during observed period. Only four companies reported an operating deficit exceeding the Bank's negative ROAA. The Comparative Group's average ROAA was impacted by three companies (Blue River Bancshares, Fidelity Federal Bancorp, and Sobieski Bancorp) that reported sizeable losses due to the establishment of significant loan loss provisions or valuation allowances. In addition, while the Bank has reported losses for each of its past three fiscal years, only one Comparative Group company (Blue River Bancshares) displayed a similar pattern of prolonged earnings shortfalls. For the LTM period ended March 31, 2003, the Bank registered a net loss of $12,000 and an ROAA of -0.04%.

         The Bank's net interest margin of 3.54% for the LTM period ended December 31, 2002 compared favorably to the Comparative Group average and median of 2.98% and 2.90%. As noted in our prior appraisal, the Bank's relatively high concentration of loans to assets provides it with a higher yielding base of interest-earning assets. The Bank exhibited a weighted average yield of 7.00% on its interest-earning assets versus the Comparative Group average and median of 6.45% and 6.36%, respectively. Relative to average total assets, the Bank's net interest income measured 3.24% and exceeded the levels reported by nine of the Comparative Group companies. The Bank also exhibited an advantage of lower levels of loan loss provisioning. The Bank's loan loss provision amounted to 0.06% of average assets for the LTM period ended December 31, 2002, as compared to the Comparative Group average and median of 0.59% and 0.16%, respectively. Blue River Bancshares and Sobieski Bancorp reported hefty loan loss provisions during this period.

         Although the Bank exhibited a stronger net interest margin than most of the Comparative Group, this advantage was offset by the Bank's lower level of noninterest income and higher level of operating expenses. The Bank's ratio of
other  operating   income  amounted  to  0.24%  of

Board of Directors
Community First Bank
May 5, 2003
Page 6


average assets versus the Comparative Group average and median of 0.47% and 0.26%, respectively. Eight of the Comparative Group companies reported higher levels of other operating income as compared to the Bank. The Bank reported no revenue contributions from gains on sale of assets, while many of the Comparative Group companies were able to rely on this supplemental source of income.

         A fundamental disadvantage of the Bank in relation to the Comparative Group's overall profitability was the Bank's higher level of operating expenses. The Bank's operating expense ratio measured 3.66% of average assets, versus the Comparative Group average and median of 3.09% and 2.89%, respectively. Only three members of the Comparative Group had an operating expense ratio above the Bank's expense ratio. Unlike the Bank, the Comparative Group companies with high expense ratios also exhibited high levels of noninterest income production. The Bank is expected to experience continued earnings pressure from rising operating expenses related to its plans to open a second office.

         The Bank's emphasis on single-family residential mortgage lending is evidenced by its large concentration of residential mortgages composing 88.3% of its total loan portfolio, as compared to the Comparative Group average and median of 62.1% and 62.3%, respectively. Conversely, the Bank reflected less loan diversification than the Comparative Group companies overall, which reflected higher concentrations of nonresidential mortgage and nonmortage loans. The emphasis on residential mortgage lending also contributed to the Bank's favorable asset quality ratios. The Bank's 0.29% ratio of nonperforming assets to total assets at December 31, 2002 was lower than the Comparative Group average and median of 1.14% and 0.76%, respectively.


Stock Market Conditions and Comparative Group Price Performance
---------------------------------------------------------------

         Since our original appraisal date as of March 17, 2003, stock valuations of thrifts advanced firmly on the strength of emerging signs that first quarter earnings results would not be hampered by mounting credit quality concerns. While general economic conditions continue to remain uneven, the market for small and mid-size financial institutions continues to remain positive. Interests rates remain at 30-year lows and no increase is anticipated in the near future due to the sluggish nature of the overall economy. The overriding concern impacting the thrift market is that while net interest margins continue to encounter pressure from low rates, loan growth is beginning to slow down as a counterbalancing factor. Also, as expectations grow that the current mortgage refinancing cycle is decelerating, investors are looking for improved contributions from other revenue sources to supplement secondary market gains.

Board of Directors
Community First Bank
May 5, 2003
Page 7


         Exhibit 7 displays the net change in various market indexes between March 17, 2003 and May 5, 2003. The S&P 500 Stock Index and NASDAQ Index increased by 7.4% and 8.0%, respectively, during this time span. The SNL Thrift Index outperformed the broader market indexes with an increase of 11.4%, while the SNL Small Thrift Index lagged the SNL Thrift Index with an increase of 2.9%.
Exhibit 8 displays the stock price change of the Comparative Group companies during this period. The Comparative Group posted an average price change of 5.1%. Nine of the Comparative Group companies experienced price changes within a narrow band of plus or minus 3% approximately. Four of the companies posted net price gains above 10%, led by Lawrence Financial Holdings at 17.6% and Indian Village Bancorp at 14.3%.

         Among the group of publicly traded Kentucky thrifts, the average price change was 9.1%, led by CKF Bancorp moving up 26.2% and narrowing the trading valuation discounts that it had previously experienced in comparison to the other Kentucky thrifts. All of the public Kentucky thrifts are traded on NASDAQ with the exception of Kentucky First Bancorp, which is traded on the American Stock Exchange. There are no public Kentucky thrifts quoted on the OTC Bulletin Board or pink sheet listings. The Kentucky public thrift group has exhibited solid profitability, as reflected by its average LTM ROAA of 1.01%.


Recent Thrift Conversion Activity
---------------------------------

         Since our original appraisal, one thrift completed a standard full conversion offering. Rantoul First Bank, S.B. ("Rantoul") in Illinois, closed its offering on April 2, 2003 and raised gross proceeds of $1.9 million. The midpoint of Rantoul's offering range was $2.0 million with a minimum of $1.7 million, maximum of $2.3 million, and adjusted maximum of $2.6 million. The offering was completed at an amount between the minimum and midpoint of the valuation range. The pro forma valuation range for Rantoul reflected price-to-book ratios of 55.2% at the minimum, 59.7% at the midpoint, 63.7% at the maximum, and 67.6% at the adjusted maximum. Rantoul's pro forma price-to-earnings ratios were negative due to losses for the historical period.

         Similar to Community First, Rantoul is a small thrift institution operating one office. Rantoul had total assets of $30.6 million and total equity of $2.0 million, or 6.43% of total assets, at September 30, 2002. Also comparable to Community First, Rantoul reported operating losses for each of its past three fiscal years and hired a new chief executive officer within the past two years. Rantoul closed at $11.51 per share in its first day of trading, reflecting a 15.1% increase from its initial offering price of $10.00. On a pro forma basis, Rantoul's closed stock offering was valued at a price-to-book ratio of 58.5% with an accompanying price-to-assets ratio of 5.9%. As of May 5, 2003, Rantoul's closing stock price was $12.45, marking a 24.5% increase from its initial offering price. Rantoul's common stock issue is listed on the pink sheets.

Board of Directors
Community First Bank
May 5, 2003
Page 8


Supplemental Appraisal Revision
-------------------------------

         Referring to our original appraisal document dated March 17, 2003, we note the following corrected revisions. On page 14 of the document, reference to "net loan charge-offs were higher in 2002" should be changed to substitute "lower" for "higher". On page 22, reference to "because of the lower level of charge-offs in 2001" should be amended to substitute "2002" for "2001". On page 23, the table subheading "total nonaccrual loans past due 90 days or more" should be changed to "accruing loans past due 90 days or more".


Valuation Approach
------------------

         Community First reported dramatically improved earnings for the first quarter of 2003, bolstered by continued advancement of its net interest margin and steady loan growth. Total loans have increased from $22.2 million at December 31, 2001 to $27.7 million at March 31, 2003. The Bank has leveraged its balance sheet to achieve such asset growth as evidenced by the 5.55% ratio of equity to assets at March 31, 2003. Future asset growth will be predicated on the successful raising and deployment of equity capital from the Conversion.

         The Bank expects to maintain positive earnings results through the first half of 2003, but anticipates a return to operating losses later in the year due to additional expenses related to staffing and operating its planned new branch office. The new branch is also expected to result in negative earnings through much of 2004 until the office generates sufficient revenue to offset the incremental expenses.

         In our prior appraisal, we concluded that the Bank should be discounted to the Comparative Group based on factors related to earnings prospects, dividend policy, liquidity of the issue, and the new issue discount. In light of the positive developments concerning the Bank's profitability, we believe that the discounts associated with earnings prospects and dividend policy have been reduced. The Bank has demonstrated that its recent initiatives to increase lending activity are producing enhanced bottom-line earnings results. While the Bank will face additional earnings challenges on the horizon because of its branch expansion and potential cost escalation from its data processing system transition, investors are likely to have increased confidence in management's ability to implement projected growth of the Bank's balance sheet and operating infrastructure.

         However, we believe that some magnitude of discount for earnings prospects should still apply with regard to the Comparative Group because a majority of these companies have demonstrated positive earnings trends over a longer, sustained period of time. Additionally,

Board of Directors
Community First Bank
May 5, 2003
Page 9


while the Bank's positive earnings trend is a favorable indicator for the Company's future dividend-paying capacity, the Company has made no changes in its policy to not pay cash dividends for the foreseeable future following the Conversion. In contrast, 11 of the 14 members of the Comparative Group are currently paying regular cash dividends.

         Based on the Bank's improved operating results, along with the advancing market performance of the Comparative Group and thrift stocks overall, we have concluded that the Bank's estimated pro forma market value at the midpoint should be increased by 20.0% from the prior value of $1,750,000 to a revised midpoint of $2,100,000. Exhibit 9 presents a comparative summary of the Bank's pro forma valuation ratios with those of the Comparative Group. Exhibits 10 through 16 present additional detail on the pro forma valuation calculations and comparisons. The Bank's historical financial data is presented for the period ending March 31, 2003.

         The revised midpoint valuation of $2,100,000 reflects a pro forma price-to-book ratio of 59.4%. At the resulting maximum valuation of $2,415,000, the Bank's pro forma price-to-book ratio is 62.9%. The adjusted maximum of $2,777,250 results in a pro forma price-to-book ratio of 66.3%. The Bank's pro forma price-to-book valuation range is discounted to the Comparative Group mean and median values of 89.6% and 87.8%, respectively. Because of the Bank's net operating loss for the LTM ended March 31, 2003, the Bank's pro forma price-to-earnings ratios reflect extraordinarily high negative values and are considered non-meaningful ("NM") for comparative valuation purposes.

         The Bank's positive earnings base for the annualized quarter ended March 31, 2003 produces pro forma price-to-earnings ratios ranging from 7.6x at the valuation minimum to 11.8x at the adjusted maximum. Because the Bank did not provide for income tax expenses on its earnings during the recent quarter, the Bank's resulting pro forma price-to-earnings ratios are depressed by the higher earnings base. Applying a tax-effective rate of 37% to the annualized quarterly earnings base produces lower net income and adjusted price-to-earnings ratios ranging from 12.0x at the valuation minimum to 18.5x at the adjusted maximum, which intersects with the Comparative Group average of 18.1x and median of 19.0x for the recent quarterly period.

         The Bank's pro forma price-to-assets ratio ranged from 5.26% at the valuation minimum to 7.95% at the adjusted maximum and is discounted to the Comparative Group average of 10.15%. On a pro forma basis, the Bank's equity-to-assets ratio is positioned below the Comparative Group average of 11.29% at the valuation minimum (9.53% equity-to-assets ratio) through the valuation maximum (11.11% equity-to-assets ratio), but surpasses the Comparative Group average at the adjusted maximum (11.99% equity-to-assets ratio).

Board of Directors
Community First Bank
May 5, 2003
Page 10


Valuation Conclusion
--------------------

         It is our opinion that, as of May 5, 2003, the aggregate estimated pro forma market value of the Bank should increase 20.0% from the prior midpoint valuation of $1,750,000, with an updated valuation range of $1,785,000 at the minimum to $2,415,000 at the maximum and a revised midpoint of $2,100,000. The valuation range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value results in an adjusted maximum of $2,777,250.


Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.


/s/Trent R. Feldman
-------------------------------
By:   Trent R. Feldman
      President

====================================================================================================================================
                                                                                  Exhibit 1
                                                                     General Financial Performance Ratios
                                                        As of or for the Latest Twelve Months Ended December 31, 2002
====================================================================================================================================

                                                                        Total    Tang.    Total      Net
                                         Total      Total    Equity/    Equity/  NPAs/    Interest   LTM       LTM    Core    Core
                                        Assets    Deposits   Assets     Assets   Assets   Margin     ROAA      ROAE   ROAA    ROAE
                                        ($mil.)    ($mil.)     (%)       (%)      (%)        (%)     (%)       (%)    (%)     (%)
                                        ------    --------   ------     ------   ------   ------     ----      ----   ----    ----

Community First Bank                    29,968     28,128     5.84       5.84     0.29       3.54   (0.28)    (4.50)  (0.28)  (4.50)

Comparative Group Average              114,007     81,407    11.33      11.13     1.14       2.98   (0.40)    (5.47)  (0.24)  (3.80)
Comparative Group Median               113,046     82,102    10.19      10.06     0.76       2.90    0.28      2.75    0.25    2.42

All Public Thrift Average            2,901,937  1,716,998    10.31       9.91     0.67       3.41    0.86      8.87    0.83    8.50
All Public Thrift Median               431,402    301,561     9.32       9.03     0.45       3.43    0.88      9.34    0.85    9.30

Comparative Group
Allied First Bancorp, Inc.              94,283     82,616    10.90      10.90       NA       3.65    0.35      3.07    0.35    3.04
Blue River Bancshares, Inc.            109,338     93,681    10.24       8.20     3.36       2.22   (3.69)   (38.57)  (1.38) (13.82)
Crazy Woman Creek Bancorp Inc.          75,441     46,878    17.97      17.71     0.11       3.31    0.25      1.35    0.42    2.25
Fidelity Federal Bancorp               132,290    106,791     7.25       7.25     2.31       2.40   (2.75)   (36.82)  (1.97) (26.38)
Grand Central Financial Corp.          113,450     76,878    15.66      15.66     1.86       3.33    0.43      2.85    0.42    2.77
Home City Financial Corporation        149,735     99,119     7.72       7.51     0.21       2.76    0.31      3.97    0.20    2.59
Homestead Bancorp, Inc.                135,472     67,124     9.98       9.98     0.27       2.36    0.48      5.05    0.42    4.40
Indian Village Bancorp Inc.             94,430     54,822     9.03       9.03     1.73       2.28    0.25      2.64    0.13    1.38
Lawrence Financial Holdings, Inc.      134,389    118,926    10.99      10.99     0.62       4.01    0.45      4.07    0.41    3.68
Mutual Community
   Savings Bank, Inc., SSB              77,930     54,205    10.14      10.14     0.34       3.68   (0.79)    (7.00)  (0.38)  (3.36)
Sobieski Bancorp, Inc.                 130,867     81,587     8.02       8.02       NA       2.44   (2.11)   (26.21)  (2.94) (36.50)
Southern Banc Company, Inc. (The)      112,642     83,868    16.56      16.55     0.06       2.75    0.74      4.48    0.63    3.79
SouthFirst Bancshares, Inc.            136,946     98,091    10.04       9.68     0.89       3.04    0.47      4.86    0.29    3.05
StateFed Financial Corporation          98,889     75,114    14.15      14.15     1.89       3.47   (0.04)    (0.28)  (0.01)  (0.08)

Source:  Community First; SNL Financial; Feldman Financial.


====================================================================================================================================
                                                                                  Exhibit 2
                                                                         Income and Expense Analysis
                                                             For the Latest Twelve Months Ended December 31, 2002
====================================================================================================================================

                                                                                                As a Percent of Average Assets
                                    ------------------------------------------------------------------------------------------------
                                                           Net   Other  Gains &    Loan   Gen. &    Real      Amort.    Pretax
                                     Interest Interest Interest   Oper. Non-rec.   Loss   Admin.  Estate          of      Core
                                      Income  Expense   Income  Income   Income    Prov.  Expense Expense     Intang.  Earnings
                                      ------  -------   ------  ------   ------    -----  ------- -------     -------  --------

Community First Bank                    6.41     3.17     3.24    0.24     0.00     0.06     3.66    0.00        0.00     (0.24)

Comparative Group Average               6.11     3.28     2.82    0.47     0.29     0.59     3.09    0.01        0.06     (0.46)
Comparative Group Median                6.06     3.38     2.70    0.26     0.17     0.16     2.89    0.00        0.01      0.10

All Public Thrift Average               6.18     2.96     3.22    0.51     0.33     0.21     2.52    0.00        0.03      0.97
All Public Thrift Median                6.14     2.95     3.19    0.39     0.14     0.12     2.36    0.00        0.00      1.06

Comparative Group
Allied First Bancorp, Inc.              6.18     2.52     3.65    0.81     0.00     0.32     3.42    0.00        0.00      0.73
Blue River Bancshares, Inc.             6.06     3.94     2.11    0.36    (0.16)    1.24     3.33    0.01        0.04     (2.16)
Crazy Woman Creek Bancorp Inc.          6.07     2.91     3.16    0.16    (0.26)    0.07     2.64    0.00        0.05      0.56
Fidelity Federal Bancorp                5.85     3.77     2.08    1.21     0.63    (0.23)    5.57    0.00        0.07     (2.12)
Grand Central Financial Corp.           6.47     3.22     3.26    0.10     0.14     0.06     2.84   (0.03)       0.00      0.49
Home City Financial Corporation         6.66     4.07     2.59    0.24     0.22     0.26     2.32    0.00        0.02      0.23
Homestead Bancorp, Inc.                 5.90     3.61     2.29    0.01     0.12     0.01     2.05    0.00        0.00      0.24
Indian Village Bancorp Inc.             5.92     3.74     2.18    0.26     0.18     0.61     1.85    0.00        0.00     (0.02)
Lawrence Financial Holdings, Inc.       6.50     2.78     3.71    0.50     0.07     0.69     2.94    0.00        0.00      0.59
Mutual Community
  Savings Bank, Inc., SSB               5.63     2.12     3.50    0.79     0.26     0.04     4.25    0.01        0.65     (0.66)
Sobieski Bancorp, Inc.                  6.10     3.75     2.35    0.20     1.64     5.10     2.43    0.15        0.00     (5.14)
Southern Banc Company, Inc. (The)       5.62     2.91     2.72    0.12     0.19     0.01     1.80    0.00        0.02      1.00
SouthFirst Bancshares, Inc.             5.76     3.07     2.69    1.57     0.82    (0.42)    4.67    0.03        0.03     (0.06)
StateFed Financial Corporation          6.81     3.54     3.26    0.25     0.16     0.50     3.17    0.01        0.00     (0.16)


Source:  Community First; SNL Financial; Feldman Financial.

===================================================================================================================================
                                                  Exhibit 3
                                    Yield-Cost Structure and Growth Rates
                             For the Latest Twelve Months Ended December 31, 2002
===================================================================================================================================
                                       Avg.     Avg.  Net
                                       Earn.  Costing Earn.  Yield on Cost    Net     Asset  Loan     Deposit
                                      Assets/ Funds   Assets/ Earn.    of   Interest Growth  Growth   Growth
                                       Assets Assets  Assets  Assets Funds  Spread   Rate    Rate      Rate
                                       ------ ------  ------  ------------  ------   ----    ----      ----
Community First Bank                   91.52   89.21    2.31   7.00   3.56   3.44    1.48    16.03     5.70

Comparative Group Average              94.76   85.95    8.81   6.45   3.81   2.65   (0.22)   (5.79)    2.72
Comparative Group Median               95.35   85.69    6.63   6.36   3.95   2.70    2.10    (5.39)    3.75

All Public Thrift Average              91.58   83.33    8.25   6.52   3.43   3.09    8.76     5.15    10.07
All Public Thrift Median               92.02   84.02    7.59   6.51   3.47   3.05    6.72     2.15     6.67

Comparative Group
Allied First Bancorp, Inc.             99.95   79.57   20.38   6.18   3.17   3.01   10.76    24.67    10.36
Blue River Bancshares, Inc.            95.06   89.43    5.63   6.37   4.41   1.96  (27.94)  (44.07)  (25.24)
Crazy Woman Creek Bancorp Inc.         95.62   80.49   15.13   6.35   3.61   2.74    7.16    25.85    10.24
Fidelity Federal Bancorp               86.47   83.06    3.41   6.76   4.54   2.22  (17.14)  (30.63)  (11.12)
Grand Central Financial Corp.          97.71   83.13   14.58   6.63   3.87   2.76  (13.44)  (20.24)    0.36
Home City Financial Corporation        93.99   91.75    2.24   7.08   4.43   2.65    3.53    10.38     2.82
Homestead Bancorp, Inc.                96.92   89.86    7.07   6.09   4.02   2.07   11.49   (15.95)   18.55
Indian Village Bancorp Inc.            95.61   90.13    5.48   6.19   4.15   2.04   20.22     1.20    17.42
Lawrence Financial Holdings, Inc.      92.64   87.55    5.10   7.01   3.18   3.83   (0.66)   (8.17)    1.82
Mutual Community
   Savings Bank, Inc., SSB             95.09   83.90   11.19   5.92   2.53   3.39    5.60     1.14     5.26
Sobieski Bancorp, Inc.                 96.33   90.14    6.19   6.33   4.16   2.17   (3.82)  (12.88)   (4.78)
Southern Banc Company, Inc. (The)      98.84   82.92   15.92   5.69   3.51   2.18    9.36    (2.60)    4.67
SouthFirst Bancshares, Inc.            88.47   86.77    1.71   6.51   3.54   2.97   (8.87)  (10.35)   (2.08)
StateFed Financial Corporation         93.96   84.62    9.34   7.24   4.19   3.05    0.67     0.59     9.84

Source:  Community First; SNL Financial; Feldman Financial.

===================================================================================================================================
                                                            Exhibit 4
                                                    Balance Sheet Composition
                                     As of the Latest Twelve Months Ended December 31, 2002
===================================================================================================================================


                                                                       As a Percent of Total Assets
                                      ---------------------------------------------------------------------------------------------
                                       Cash &     Net   Real    Intang.  Other   Total    Borrowed Other   Total      Total
                                     Securities  Loans  Estate  Assets   Assets Deposits  Funds    Liabs.  Liabs.     Equity
                                     ----------  ------ ------  -------  ------ --------  ------   ------  ------     ------

Community First Bank                   10.99     85.79   0.00     0.00    3.22     93.86    0.00   0.30     94.16      5.84

Comparative Group Average              32.12     62.93   0.42     0.23    4.29     71.44   16.07   1.16     88.67     11.33
Comparative Group Median               31.08     59.82   0.09     0.00    4.51     70.59   15.71   1.06     89.81     10.19

All Public Thrift Average              28.33     67.75   0.19     0.48    3.28     68.47   19.34   1.40     89.69     10.31
All Public Thrift Median               26.19     69.53   0.03     0.02    3.09     68.86   18.82   1.06     90.68      9.32

Comparative Group
Allied First Bancorp, Inc.             14.69     84.45   0.00     0.00    0.86     87.63    0.00   1.47     89.10     10.90
Blue River Bancshares, Inc.            38.67     55.26   1.23     2.22    2.61     85.68    2.29   1.79     89.76     10.24
Crazy Woman Creek Bancorp Inc.         26.73     67.96   0.11     0.32    4.88     62.14   18.82   1.07     82.03     17.97
Fidelity Federal Bancorp               31.48     55.25   1.62     0.00   11.65     80.72   10.27   1.76     92.75      7.25
Grand Central Financial Corp.          39.69     55.81   1.32     0.00    3.00     67.76   14.51   2.06     84.34     15.66
Home City Financial Corporation         9.77     85.09   0.00     0.23    4.91     66.20   25.71   0.37     92.28      7.72
Homestead Bancorp, Inc.                51.24     47.01   0.00     0.00    1.75     49.55   39.83   0.63     90.02      9.98
Indian Village Bancorp Inc.            40.73     54.66   0.07     0.00    4.54     58.06   32.61   0.31     90.97      9.03
Lawrence Financial Holdings, Inc.      23.16     71.77   0.11     0.00    4.95     88.49    0.00   0.52     89.01     10.99
Mutual Community
   Savings Bank, Inc., SSB             45.24     50.86   0.00     0.00    3.90     69.56   19.25   1.06     89.86     10.14
Sobieski Bancorp, Inc.                 30.67     63.82   0.00     0.00    5.51     62.34   27.51   2.12     91.98      8.02
Southern Banc Company, Inc. (The)      66.30     31.88   0.00     0.01    1.81     74.46    8.14   0.85     83.44     16.56
SouthFirst Bancshares, Inc.            25.17     68.90   0.38     0.40    5.16     71.63   16.91   1.41     89.96     10.04
StateFed Financial Corporation          6.20     88.34   0.97     0.00    4.48     75.96    9.10   0.79     85.85     14.15


Source:  Community First; SNL Financial; Feldman Financial.

====================================================================================================================================
                                                                    Exhibit 5
                                            Regulatory Capital, Credit Risk, and Loan Composition
                                        As of or for the Latest Twelve Months Ended December 31, 2002
====================================================================================================================================

                                                  Tier 1   Total
                                        Tangible  Risk-     Risk-                 Total                       Resid.   Other Nonmtg.
                                         Capital  based     based      NPLs/      NPAs/  Resrvs./   Resrvs./  Mtgs./   Mtgs./ Loans/
                                          Ratio   Capital   Capital    Loans      Assets  NPAs      Loans     Loans    Loans   Loans
                                          ------  -------   -------    -----     ------- -----      ------    ------   -----   -----

Community First Bank                      5.83     10.48     11.12      0.33      0.29    123.26      0.41     88.34      5.60  6.06

Comparative Group Average                11.13     18.66     20.69      1.54      1.14    121.79      1.08     62.09     18.37 19.55
Comparative Group Median                 10.06     15.12     17.04      0.77      0.76     94.18      0.84     62.26     14.95 15.15

All Public Thrift Average                 9.91     15.83     16.94      1.02      0.67    188.96      1.04     59.17     27.26 13.59
All Public Thrift Median                  9.03     13.72     14.94      0.50      0.45    116.59      0.93     60.44     29.64  9.93

Comparative Group

Allied First Bancorp, Inc.               10.90     12.88        NA        NA        NA        NA      0.84     37.92      0.00 62.08
Blue River Bancshares, Inc.               8.20     11.94     13.20      3.74      3.36     48.31      2.86     47.34     34.89 17.77
Crazy Woman Creek Bancorp Inc.           17.71     21.93     22.68      0.00      0.11    436.90      0.71     47.70     38.49 13.81
Fidelity Federal Bancorp                  7.25      9.95        NA      1.24      2.31     27.36      1.13     67.04      7.59 25.37
Grand Central Financial Corp.            15.66     35.90     36.60      0.96      1.86     16.96      0.57     76.98      2.65 20.37
Home City Financial Corporation           7.51     10.00     10.40      0.14      0.21    158.18      0.39     54.10     32.72 13.18
Homestead Bancorp, Inc.                   9.98     23.32     24.00      0.57      0.27     94.18      0.54     80.44      7.53 12.03
Indian Village Bancorp Inc.               9.03     16.83     17.64      3.00      1.73     23.11      0.73     79.17     14.08  6.75
Lawrence Financial Holdings, Inc.        10.99     14.28     15.19      0.70      0.62    133.37      1.14     45.52     10.52 43.96
Mutual Community
  Savings Bank, Inc., SSB                10.14     18.33     19.23      0.66      0.34    144.87      0.95     59.30     29.11 11.59
Sobieski Bancorp, Inc.                    8.02     10.70     12.00      6.29        NA        NA      2.78     65.21     15.82 18.97
Southern Banc Company, Inc. (The)        16.55     47.45     47.88      0.20      0.06    180.82      0.37     83.31      0.21 16.48
SouthFirst Bancshares, Inc.               9.68     15.95     16.45      0.77      0.89     75.61      1.00     58.65     33.40  7.95
StateFed Financial Corporation           14.15     11.83     12.98      1.70      1.89        NA        NA     66.53     30.12  3.35

Source:  Community First; SNL Financial; Feldman Financial.

                                    Exhibit 6
                     Profile of Comparative Group Companies


Allied First Bancorp, Inc. ("Allied First")
-------------------------------------------

         On September 1, 2001, Allied Pilots Association Federal Credit Union converted from a federal credit union charter to an Illinois state-chartered mutual savings bank. Allied First Bank, SB was originally formed in January 1994 as Allied Pilots Association Federal Credit Union and expanded rapidly through 2001. Until conversion to the mutual savings bank charter (effective September 1, 2001), the customers were restricted to current and past members of the Allied Pilots Association (American Airlines and American Eagle Union Pilots), certain related organizations, and their immediate family members. Given the geographic dispersion of the customer base, products and services are offered through various channels such as direct payroll deposit, credit cards, debit cards, 24-hour telephone access, home banking services, and access through ATM networks located worldwide. Allied First maintains a consumer lending orientation, offering various secured and unsecured forms of consumer credit (vehicle loans, lines of credit, home equity loans, first mortgages, and other consumer installment credit).

         As of December 31, 2002, Allied First had total assets of $94.3 million and total equity to assets of 10.90%. Net income for the twelve-month period ended December 31, 2002 was $308,000, or 0.35% of average assets and 3.07% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.2 million, or 3.65% of average assets. Net interest margin for the period was 3.65%. Yield on earning assets was 6.18% and the cost of funds was 3.17%. Noninterest income totaled $574,000, or 0.81% of average assets while non-interest expense totaled $3.0 million, or 3.42% of average assets.

         As of December 31, 2002, Allied First had $80.3 million in total loans outstanding, or 84.5% of total assets. Approximately 37.9% of Allied First's total loan portfolio was comprised of 1-4 family residential loans and 62.1% of the loan portfolio was comprised of commercial and consumer loans.


Blue River Bancshares, Inc. ("Blue River")
------------------------------------------

         Blue River Bancshares, Inc. is the bank holding company for Shelby County Bank (the Bank), a federally chartered savings association. The Bank's primary service area is Shelby County, Indiana. The Bank's investment portfolio consists of U.S. government agency-issued debt securities, mortgage-backed securities with both fixed and adjustable interest rates, municipal bonds, and corporate debt issues. The Bank's primary funding source is its base of core customer deposits, which includes interest-bearing and noninterest-bearing demand deposits, savings accounts, money market accounts and certificates of deposit.

         As of December 31, 2002, Blue River had total assets of $109.3 million and total equity to assets of 10.24%. Net income for the twelve-month period ended December 31, 2002 was a negative $4.5 million, or (3.69)% of average assets and (38.57)% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $2.4 million, or 2.11% of

                 Summary Profile of Comparative Group Companies

average assets. Net interest margin for the period was 2.22%. Yield on earning assets was 6.37% and the cost of funds was 4.41%. Noninterest income totaled $410,000, or 0.36% of average assets while noninterest expense totaled $3.9 million, or 3.33% of average assets.

         As of December 31, 2002, Blue River had $58.3 million in total loans outstanding, or 55.3% of total assets. Approximately 47.3% of Blue River's total loan portfolio was comprised of 1-4 family residential loans, other real estate loans comprised 34.9% of the total loan portfolio, and commercial and consumer loans totaled 17.8% of the total loan portfolio.


Crazy Woman Creek Bancorp, Inc. ("Crazy Woman Creek")
-----------------------------------------------------

         Crazy Woman Creek Bancorp, Inc. is a unitary savings and loan holding company for Buffalo Federal Savings Bank (the Bank). The Bank attracts deposits from the general public in its primary market areas of Johnson, Campbell and Sheridan counties in Wyoming. The Bank uses such deposits primarily to originate loans secured by first mortgages on one- to four-family residences in its market areas, consumer loans, commercial loans, and loans secured by savings accounts. The principal sources of funds for the Bank's lending activities are deposits, the amortization, repayment and maturity of loans, and Federal Home Loan Bank
(FHLB) advances.

         As of December 31, 2002, Crazy Woman Creek had total assets of $75.4 million and total equity to assets of 17.97%. Net income for the twelve-month period ended December 31, 2002 was $181,000, or 0.25% of average assets and 1.35% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $2.3 million, or 3.16% of average assets. Net interest margin for the period was 3.31%. Yield on earning assets was 6.35% and the cost of funds was 3.61%. Noninterest income totaled $115,000, or 0.16% of average assets while noninterest expense totaled $1.9 million, or 2.64% of average assets.

         As of December 31, 2002, Crazy Woman Creek had $51.6 million in total loans outstanding, or 68.0% of total assets. Approximately 47.7% of Crazy Woman Creek's total loan portfolio was comprised of 1-4 family residential loans, other real estate loans comprised 38.5% of the total loans, and commercial and consumer loans totaled 13.8% of the loan portfolio.


Fidelity Federal Bancorp ("Fidelity Federal")
---------------------------------------------

         Fidelity Federal Bancorp is a savings and loan holding company that operates through its savings bank subsidiary, United Fidelity Bank, FSB
(United). United was organized in 1914 and is a federally chartered stock savings bank located in Evansville, Indiana. United is engaged in the business of obtaining funds in the form of savings deposits and other borrowings and investing such funds in consumer, commercial and mortgage loans, as well as in investment and money market securities. United primarily serves the Evansville metropolitan area.

                 Summary Profile of Comparative Group Companies


         As of December 31, 2002, Fidelity Federal had total assets of $132.3 million and total equity to assets of 7.25%. Net income for the twelve-month period ended December 31, 2002 was a negative ($4.4) million, or (2.75)% of average assets and (36.82)% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.0 million, or 2.08% of average assets. Net interest margin for the period was 2.40%. Yield on earning assets was 6.76% and the cost of funds was 4.54%. Noninterest income totaled $3.3 million, or 1.21% of average assets while noninterest expense totaled $8.1 million, or 5.57% of average assets.

         As of December 31, 2002, Fidelity Federal had $51.6 million in total loans outstanding, or 55.3% of total assets. Approximately 69.0% of Fidelity Federal's total loan portfolio was comprised of 1-4 family residential loans, other real estate loans comprised 7.6% of the total loan portfolio, and commercial and consumer loans totaled 25.4% of the total loan portfolio.


Grand Central Financial Corp. ("Grand Central")
-----------------------------------------------

         Grand Central Financial Corp. is the holding company of Central Federal Savings and Loan Association (the Association), a community-oriented savings institution. The Association's principal business consists of attracting deposits from the general public in its primary market area and investing those deposits and other funds, generated from operations, and from FHLB advances, primarily in conventional mortgage loans secured by single-family residences. The Association also invests in consumer loans, primarily indirect automobile loans and loans originated directly or on its behalf by automobile dealers at the time of sale. To a lesser extent, the Association invests in home equity, multi-family, commercial real estate, construction and land loans. The Association also invests in mortgage-backed securities, primarily those guaranteed or insured by government agencies such as Ginnie Mae, Fannie Mae and Freddie Mac, and other investment grade securities.

         As of December 31, 2002, Grand Central had total assets of $113.5 million and total equity to assets of 15.66%. Net income for the twelve-month period ended December 31, 2002 was $641,000, or 0.43% of average assets and 2.85% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.6 million, or 3.26% of average assets. Net interest margin for the period was 3.33%. Yield on earning assets was 6.63% and the cost of funds was 3.87%. Noninterest income totaled $624,000, or 0.24% of average assets, including $200,000, or 0.14% of average assets related to the gain on sale of loans, while noninterest expense totaled $3.3 million, or 2.84% of average assets.

         As of December 31, 2002, Grand Central had $62.9 million in total loans outstanding, or 55.8% of total assets. Approximately 77.0% of Grand Central's total loan portfolio was comprised of residential real estate loans, other real estate loans comprised 2.7% of the total loan portfolio, and commercial and consumer loans totaled 20.4% of the total loan portfolio.

                 Summary Profile of Comparative Group Companies


Home City Financial Corp. ("Home City")
---------------------------------------

         Home City Financial Corporation is a unitary savings and loan holding company that owns Home City Federal Savings Bank of Springfield (Home City Federal) and Home City Insurance Agency, Inc. (HCIA) a local insurance agency. Home City Federal is a savings association principally engaged in the business of making permanent first and second mortgage loans secured by one- to four-family residential real estate and nonresidential real estate located in its primary lending area and investing in U.S. Government and federal agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities, and municipal securities. Home City Federal also originates loans for the construction of residential real estate and loans secured by multifamily real estate (over four units), commercial loans, and consumer loans. Home City Federal conducts business from its two offices located in Springfield, Ohio.

         As of December 31, 2002, Home City had total assets of $149.7 million and total equity to assets of 7.72%. Net income for the twelve-month period ended December 31, 2002 was $457,000, or 0.31% of average assets and 3.97% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.8 million, or 2.59% of average assets. Net interest margin for the period was 2.76%. Yield on earning assets was 7.08% and the cost of funds was 4.43%. Noninterest income totaled $634,000, or 0.24% of average assets, while noninterest expense totaled $3.7 million, or 2.32% of average assets.

         As of December 31, 2002, Home City had $127.9 million in total loans outstanding, or 85.1% of total assets. Approximately 54.1% of Home City's total loan portfolio was comprised of residential real estate loans, other real estate loans comprised 32.7% of the total loan portfolio, and commercial and consumer loans totaled 13.2% of the total loan portfolio.


Homestead Bancorp, Inc. ("Homestead Bancorp")
---------------------------------------------

         Homestead Bancorp,  Inc. is the holding company for Homestead Bank (the
Bank). The Bank is a federally chartered savings bank that conducts business through two full-service offices located in Ponchatoula and Amite, Louisiana. Through the Bank, Homestead Bancorp is primarily engaged in attracting deposits from the general public through its offices and using such funds to originate loans secured by single-family residences located primarily in Tangipahoa, Livingston and St. Helena Parishes, Louisiana, and to purchase mortgage-backed securities. To a much lesser extent, Homestead Bancorp originates construction loans secured by single-family residential real estate, as well as consumer loans. Homestead Bancorp also originates, to a limited extent, commercial real estate loans and land loans, and invests in interest-bearing deposits in other financial institutions and U.S. Government and federal agency obligations.

                 Summary Profile of Comparative Group Companies


         As of December 31, 2002, Homestead Bancorp had total assets of $135.5 million and total equity to assets of 9.98%. Net income for the twelve-month period ended December 31, 2002 was $644,000, or 0.48% of average assets and 5.05% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.0 million, or 2.29% of average assets. Net interest margin for the period was 2.36%. Yield on earning assets was 6.09% and the cost of funds was 4.02%. Noninterest income totaled $509,000, or 0.38% of average assets, while noninterest expense totaled $2.7 million, or 2.05% of average assets.

         As of December 31, 2002, Homestead Bancorp had $64.0 million in total loans outstanding, or 47.0% of total assets. Approximately 80.4% of Homestead Bancorp's total loan portfolio was comprised of residential real estate loans, other real estate loans comprised 7.5% of total loans, and commercial and consumer loans totaled 12.0% of the loan portfolio.


Indian Village Bancorp, Inc. ("Indian Village Bancorp")
-------------------------------------------------------

         Indian Village Bancorp, Inc. is the holding company for Indian Village Community Bank (the Bank) and is the sole member of Delaware Valley Title, LLC (Title Company). The Bank's principal business is attracting deposits from the general public and originating loans secured by one- to four-family residential real estate properties located in its market area, Tuscarawas County in east central Ohio, although it also originates loans to borrowers and accepts deposits from individuals residing in contiguous counties.

         As of December 31, 2002, Indian Village Bancorp had total assets of $94.4 million and total equity to assets of 9.03%. Net income for the twelve-month period ended December 31, 2002 was $220,000, or 0.25% of average assets and 2.64% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $1.9 million, or 2.18% of average assets. Net interest margin for the period was 2.28%. Yield on earning assets was 6.19% and the cost of funds was 4.15%. Noninterest income totaled $228,000, or 0.26% of average assets, while noninterest expense totaled $1.6 million, or 1.85% of average assets.

         As of December 31, 2002, Indian Village Bancorp had $52.1 million in total loans outstanding, or 47.0% of total assets. Approximately 79.2% of Indian Village Bancorp's total loans was comprised of residential real estate loans, other real estate loans comprised 14.1% of the loan portfolio, and commercial and consumer loans totaled 6.8% of the loan portfolio.


Lawrence Financial Holdings, Inc. ("Lawrence Financial")
--------------------------------------------------------

         Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank (Lawrence Federal), a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices in Ironton, Chesapeake,

                 Summary Profile of Comparative Group Companies


South Point, Rome and Wheelersburg in southeastern Ohio. Lawrence Federal operates as a community-oriented financial institution focused on meeting the financial service needs of consumers in its market area. To accomplish this objective, Lawrence Federal offers a variety of mortgage and consumer loans and retail deposit products. It has historically extended its lending activities outside of its market area through programs for originating mobile home and automobile loans through a network of dealers. These indirect lending programs have helped Lawrence Federal originate a larger amount of consumer loans, which typically have shorter terms and higher yields than mortgage loans, than it would otherwise be able to originate.

         As of December 31, 2002, Lawrence Financial had total assets of $134.4 million and total equity to assets of 10.99%. Net income for the twelve-month period ended December 31, 2002 was 606,000, or 0.45% of average assets and 4.07% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $5.0 million, or 3.71% of average assets. Net interest margin for the period was 4.01%. Yield on earning assets was 7.01% and the cost of funds was 3.18%. Noninterest income totaled $689,000, or 0.50% of average assets, while noninterest expense totaled $4.0 million, or 2.94% of average assets.

         As of December 31, 2002, Lawrence Financial had $97.0 million in total loans outstanding, or 71.8% of total assets. Approximately 45.5% of Lawrence Financial's total loan portfolio was comprised of residential real estate loans, other real estate loans comprised 10.5% of the loan portfolio, and commercial and consumer loans totaled 44.0% of total loans.


Mutual Community Savings Bank, Inc. SSB ("Mutual Community")
------------------------------------------------------------

         Mutual Community Savings Bank, Inc. SSB (the Bank) is a North Carolina-chartered stock savings bank. The Bank's primary business is to solicit deposit accounts and invest those funds by originating loans for the purchase or refinancing of one- to four-family residences. The Bank's loans are originated and deposits are attracted through two branches in Durham and one branch in Greensboro, North Carolina.

         As of December 31, 2002, Mutual Community had total assets of $77.9 million and total equity to assets of 10.14%. Net income for the twelve-month period ended December 31, 2002 was a negative $592,000, or (0.79)% of average assets and (7.00)% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $2.6 million, or 3.50% of average assets. Net interest margin for the period was 3.68%. Yield on earning assets was 5.92% and the cost of funds was 2.53%. Noninterest income totaled $593,000, or 0.79% of average assets, while noninterest expense totaled $3.2 million, or 4.25% of average assets.

         As of December 31, 2002, Mutual Community had $40.0 million in total loans, or 50.9% of total assets. Residential real estate loans were 59.3% of Mutual Community's total loans, other real estate loans composed 29.1%, and commercial and consumer loans totaled 11.6%.

Sobieski Bancorp, Inc. ("Sobieski Bancorp")
-------------------------------------------

         Sobieski Bancorp, Inc. is a unitary savings and loan holding company for Sobieski Bank (the Bank), a community-oriented financial institution offering financial products and services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and uses such deposits, together with other funds, to originate primarily one- to four-family, fixed-rate and variable-rate residential mortgage loans for retention in its portfolio or for sale. In addition, the Bank originates construction loans, consumer loans, real estate-backed small business commercial loans, and other commercial loans.

         As of December 31, 2002, Sobieski Bancorp had total assets of $130.9 million and total equity to assets of 8.02%. Net income for the twelve-month period ended December 31, 2002 was a negative $2.9 million, or (2.11)% of average assets and (26.21)% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.2 million, or 2.35% of average assets. Net interest margin for the period was 2.44%. Yield on earning assets was 6.33% and the cost of funds was 4.65%. Noninterest income totaled $787,000, or 0.57% of average assets, while noninterest expense totaled $3.4 million, or 2.43% of average assets. Sobieski Bancorp recorded provisions for loan losses of $7.0 million, or 5.10% of average assets for the twelve months ended December 31, 2002.

         As of December 31, 2002, Sobieski Bancorp had $84.9 million in total loans outstanding, or 63.8% of total assets. Approximately 65.2% of Sobieski Bancorp's total loan portfolio was comprised of residential real estate loans, other real estate loans comprised 15.8% of the total loan portfolio, and commercial and consumer loans totaled 19.0% of the total loan portfolio.


Southern Banc Company, Inc. ("Southern Banc")
---------------------------------------------

         The Southern Banc Company, Inc. is the holding company for The Southern Bank Company (the Bank), an independent community-oriented savings institution dedicated to providing customer service. The Bank is primarily engaged in the business of obtaining funds in the form of various savings deposit products and investing those funds in mortgage loans or single-family real estate, and, to a lesser extent, in consumer loans. It operates from its four offices in the northeast portion of Alabama and originates the majority of its loans in this market area. The Bank considers its primary market area to consist of the counties of Etowah, Cherokee and Marshall in northeast Alabama.

         As of December 31, 2002, Southern Banc had total assets of $112.6 million and total equity to assets of 16.56%. Net income for the twelve-month period ended December 31, 2002 was $810,000, or 0.74% of average assets and 4.48% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.0 million, or 2.72% of average assets. Net interest margin for the period was 2.75%. Yield on earning assets was 5.69% and the

                 Summary Profile of Comparative Group Companies


cost of funds was 3.51%. Noninterest income totaled $152,000, or 0.14% of average assets, while noninterest expense totaled $2.0 million, or 1.80% of average assets.

         As of December 31, 2002, Southern Banc had $35.8 million in total loans outstanding, or 31.9% of total assets. Approximately 83.3% of Southern Banc's total loan portfolio was comprised of residential real estate loans, other real estate loans comprised 0.21% of the total loan portfolio, and commercial and consumer loans totaled 16.5% of the total loan portfolio.


SouthFirst Bancshares, Inc. ("SouthFirst")
------------------------------------------

         SouthFirst Bancshares, Inc. is the holding company for First Federal of the South (the Bank). The Bank operates two wholly owned subsidiaries, Pension and Benefit Financial Services, Inc., doing business as Pension and Benefit Trust Company, and SouthFirst Mortgage, Inc. The Bank is a federally chartered savings association engaged in attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family mortgage loans, residential construction loans, mortgage-backed securities, and investment securities. The Bank's primary deposit gathering and lending area covers Talladega, Chilton and Bibb Counties in central Alabama.

         As of December 31, 2002, SouthFirst had total assets of $136.9 million and total equity to assets of 10.04%. Net income for the twelve-month period ended December 31, 2002 was $661,000, or 0.47% of average assets and 4.86% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.8 million, or 2.69% of average assets. Net interest margin for the period was 3.04%. Yield on earning assets was 6.51% and the cost of funds was 3.54%. Noninterest income totaled $3.0 million, or 1.57% of average assets, while noninterest expense totaled $6.6 million, or 4.67% of average assets.

         As of December 31, 2002, SouthFirst had $94.8 million in total loans outstanding, or 68.9% of total assets. Approximately 58.7% of SouthFirst's total loan portfolio was comprised of residential real estate loans, other real estate loans comprised 33.4% of the total loan portfolio, and commercial and consumer loans totaled 8.0% of the total loan portfolio.


StateFed Financial Corporation ("StateFed")
-------------------------------------------

         StateFed Financial Corporation is the holding company for State Federal Savings and Loan Association of Des Moines (the Bank), which is headquartered in Clive, Iowa. The Bank's principal business consists of attracting retail deposits from the general public and investing those funds primarily in residential mortgage and commercial and multi-family real estate loans, and, to a lesser extent, construction and consumer loans in the Bank's market area. The Bank also invests in U.S. government and agency obligations and other permissible investments.

                 Summary Profile of Comparative Group Companies


         As of December 31, 2002, StateFed had total assets of $98.9 million and total equity to assets of 14.15%. Net income for the twelve-month period ended December 31, 2002 was $188,000, or 0.19% of average assets and 1.33% on average equity. Net interest income for the twelve-month period ended December 31, 2002, was $3.3 million, or 3.26% of average assets. Net interest margin for the period was 3.47%. Yield on earning assets was 7.24% and the cost of funds was 4.19%. Noninterest income totaled $373,000, or 0.25% of average assets, while noninterest expense totaled $3.4 million, or 3.17% of average assets.

         As of December 31, 2002, StateFed had $83.9 million in total loans outstanding, or 68.9% of total assets. Approximately 66.5% of StateFed's total loan portfolio was comprised of residential real estate loans, other real estate loans comprised 30.1% of the total loan portfolio, and commercial and consumer loans totaled 3.4% of the total loan portfolio.

================================================================================
                                    Exhibit 7
                         Comparative Market Index Change
                          March 17, 2003 to May 5, 2003

================================================================================

                                             3/17/03       5/5/03      3/17/03-
                                               Index        Index        5/5/03
                                              Value        Value        Change

  S&P 500 Stock Index                          862.8        926.6          7.4%

  NASDAQ Index                               1,392.3      1,504.0          8.0%

  SNL All Public Thrift Index                1,085.3      1,209.2         11.4%

  SNL Thrift Southeast Index                   911.5        934.8          2.6%

  SNL Small Public Thrift Index              1,062.7      1,094.0          2.9%

--------------------------------------------------------------------------------

Source:  SNL Financial.

================================================================================================================
                                                                                  Exhibit 8
                                                                    Comparative Group Stock Price Change
                                                                        March 17, 2003 to May 5, 2003
================================================================================================================

                                                    Stock                     Stock              Price/
                                                    Price        Stock      LTM EPS (1)         Book Value
                                              -----------------  Price   ----------------   --------------------
                                              3/17/03    5/5/03  Change  3/17/03   5/5/03   3/17/03    5/5/03
                                               ($)         ($)    (%)      (x)      (x)        (%)       (%)
----------------------------------------------------------------------------------------------------------------

 Comparative Group Average                       NA         NA     5.1%     19.7     20.6      84.9      89.6
 Comparative Group Median                        NA         NA     2.3%     20.2     18.4      86.0      87.8
----------------------------------------------------------------------------------------------------------------
 Kentucky Group Average                          NA         NA     9.1%     14.8     16.2     107.1     115.6
 Kentucky Group Median                           NA         NA     5.2%     15.4     16.8     109.3     121.6
----------------------------------------------------------------------------------------------------------------
 Allied First Bancorp, Inc.                    11.85     13.25    11.8%     23.2     26.0      70.2      78.5
 Blue River Bancshares, Inc.                    4.68      4.75     1.5%       NM       NM      77.7      89.5
 Crazy Woman Creek Bancorp Inc.                13.98     14.41     3.1%     60.8     62.7      83.7      86.2
 Fidelity Federal Bancorp                       1.61      1.60    -0.6%       NM       NM     113.4     114.3
 Grand Central Financial Corp.                 10.39     11.82    13.8%     33.5       NM      98.4     110.7
 Home City Financial Corporation               13.10     13.00    -0.8%     21.1     17.8      88.9      88.2
 Homestead Bancorp, Inc.                       13.25     12.92    -2.5%     19.2     18.7      90.6      88.4
 Indian Village Bancorp Inc.                   17.50     20.00    14.3%     30.7     46.5      76.5      87.4
 Lawrence Financial Holdings, Inc.             18.70     22.00    17.6%     21.3     27.2      89.3     104.6
 Mutual Community Savings Bank, Inc., SSB      11.00     12.00     9.1%       NM       NM      50.5      55.1
 Sobieski Bancorp, Inc.                        13.45     13.49     0.3%       NM       NM      85.9      86.2
 Southern Banc Company, Inc. (The)             13.65     14.00     2.6%     15.3     15.7      70.4      72.2
 SouthFirst Bancshares, Inc.                   14.84     14.80    -0.3%     18.1     18.1      86.1      85.9
 StateFed Financial Corporation                11.65     11.89     2.1%       NM     79.3     106.5     106.9

 CKF Bancorp, Inc.                             19.61     24.75    26.2%      9.9     12.4      96.4     124.8
 Frankfort First Bancorp, Inc.                 18.03     18.23     1.1%     17.5     18.2     124.3     126.0
 Harrodsburg First Financial Bancorp, Inc.     14.26     15.00     5.2%     20.1     21.1      84.4      88.8
 HopFed Bancorp, Inc.                          13.94     15.10     8.3%     11.1     12.4     109.3     117.0
 Kentucky First Bancorp, Inc.                  17.20     17.99     4.6%     15.4     16.8     121.2     121.6

---------------------------------------------------------------------------------------------------------------------
(1) P/E means and medians exclude values greater than 30.

Source:  SNL Financial.

========================================================================================================================
                                                       Exhibit 9
                                         Comparative Market Valuation Analysis
                                    Community First Bank and the Comparative Group
                                          Market Price Data as of May 5, 2003
========================================================================================================================
                                       Current Total     Price/   Price/  Price/  Price/   Price/  Total    Current
                                       Stock   Market     LTM     Qtr.Ann. Book   Tang.    Total   Equity/  Dividend
                                       Price   Value     EPS(1)   EPS(2)  Value   Book     Assets  Assets    Yield
              Company                   ($)   ($mil.)     (x)      (x)     (%)     (%)      (%)     (%)          (%)
------------------------------------------------------------------------------------------------------------------------
Community First Bank
   Pro Forma Minimum                   10.00     1.79    (166.7)    7.6    55.2    55.2     5.26    9.53      0.00
   Pro Forma Midpoint                  10.00     2.10    (200.0)    9.0    59.4    59.4     6.13   10.33      0.00
   Pro Forma Maximum                   10.00     2.42    (250.0)   10.3    62.9    62.9     6.99   11.11      0.00
   Pro Forma Adj. Maximum              10.00     2.78    (333.3)   11.8    66.3    66.3     7.95   11.99      0.00

Comparative Group Average                 NA    11.48      20.6    18.1    89.6    90.1    10.15   11.29      2.08
Kentucky Thrift Average                   NA    26.33      16.2    16.2   115.6   121.8    15.05   13.10      3.97
All Public Thrift Average                 NA   414.92      14.4    13.9   128.7   137.8    12.80   10.29      2.13

Comparative Group
Allied First Bancorp, Inc.             13.25     8.06      26.0    20.7    78.5    78.5     8.55   10.90      0.00
Blue River Bancshares, Inc.             4.75    11.43        NM      NM    89.5    89.5     9.29   10.38      0.00
Crazy Woman Creek Bancorp Inc.         14.41    11.70      62.7    19.0    86.2    87.8    15.49   17.97      3.33
Fidelity Federal Bancorp                1.60    10.95        NM    40.0   114.3   114.3     7.70    6.75      0.00
Grand Central Financial Corp.          11.82    19.36        NM      NM   110.7   110.7    17.60   15.91      3.05
Home City Financial Corporation        13.00    10.20      17.8    14.8    88.2    90.9     6.81    7.72      3.38
Homestead Bancorp, Inc.                12.92    11.95      18.7    17.0    88.4    88.4     8.82    9.98      1.86
Indian Village Bancorp Inc.            20.00     8.09      46.5    23.8    87.4    87.4     8.57    9.03      1.60
Lawrence Financial Holdings, Inc.      22.00    14.91      27.2    27.5   104.6   104.6    10.96   10.47      1.27
Mutual Community
  Savings Bank, Inc., SSB              12.00     4.35        NM      NM    55.1    55.1     5.58   10.14      2.25
Sobieski Bancorp, Inc.                 13.49     9.05        NM     3.0    86.2    86.2     6.92    8.02      2.52
Southern Banc Company, Inc. (The)      14.00    13.46      15.7    21.9    72.2    72.2    11.95   16.56      2.50
SouthFirst Bancshares, Inc.            14.80    12.03      18.1    33.6    85.9    89.4     8.79   10.04      4.05
StateFed Financial Corporation         11.89    15.21      79.3    15.6   106.9   106.9    15.10   14.12      3.36

Kentucky Thrifts
CKF Bancorp, Inc.                      24.75    18.21      12.4    12.6   124.8   135.5    12.20    9.77      3.23
Frankfort First Bancorp, Inc.          18.23    22.72      18.2    19.8   126.0   126.0    16.34   12.97      6.14
Harrodsburg First
  Financial Bancorp, Inc.              15.00    20.01      21.1    15.0    88.8    91.4    12.94   14.57      4.00
HopFed Bancorp, Inc.                   15.10    54.82      12.4    14.0   117.0   134.8    12.82   10.97      2.91
Kentucky First Bancorp, Inc.           17.99    15.88      16.8    19.6   121.6   121.6    20.93   17.22      3.56

====================================================================================================================

(1)  P/E ratios greater than 30.0 are excluded from group averages.
(2) P/E ratios greater than 30.0 are excluded from group averages; tax-effected P/E ratios for Community First are 12.0x, 14.1x, 16.1x, and 18.5x.

Source:  Community First; SNL Financial; Feldman Financial.

                                   Exhibit 10
                              Pro Forma Assumptions


1. The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2. The net offering proceeds are invested to yield a return of 1.16%, which represented the one-year U.S. Treasury bill rate as of March 31, 2003. The effective income tax rate was assumed to be 37.0%, resulting in an after-tax yield of 0.73%.

3. It is assumed that 4.0% of the shares offered for sale at the initial offering price will be acquired by the Bank's Management Recognition Plan ("MRP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the MRP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the MRP.

4.   Offering expenses are estimated at $285,000.

5. No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

6. No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

                                         Exhibit 11
                                 Pro Forma Valuation Range
                                    Community First Bank
                       Historical Financial Data as of March 31, 2003
                       (Dollars in Thousands, Except Per Share Data)
                                                                                    Adjusted
                                           Minimum      Midpoint       Maximum       Maximum
================================================================================================
 Shares offered                            178,500       210,000       241,500       277,725
 Offering price                          $   10.00     $   10.00     $   10.00     $   10.00
------------------------------------------------------------------------------------------------
 Gross proceeds                          $   1,785     $   2,100     $   2,415     $   2,777
 Less:  estimated expenses                    (285)         (285)         (285)         (285)
                                         ---------     ---------     ---------     ---------
     Net offering proceeds                   1,500         1,815         2,130         2,492
 Less:  ESOP purchase                            0             0             0             0
 Less:  MRP purchase                           (71)          (84)          (97)         (111)
                                         ---------     ---------     ---------     ---------
     Net offering proceeds               $   1,429     $   1,731     $   2,033     $   2,381
------------------------------------------------------------------------------------------------
 Net Income: (LTM 3/31/03)
    Historical net income                ($     12)    ($     12)    ($     12)    ($     12)
    Pro forma income on net proceeds            10            13            15            17
    Pro forma ESOP adjustment                    0             0             0             0
    Pro forma MRP adjustment                    (9)          (11)          (12)          (14)
                                         ---------     ---------     ---------     ---------
        Pro forma net income             ($     11)    ($     10)    ($      9)    ($      9)
                                         ---------     ---------     ---------     ---------
        Pro forma earnings per share     ($   0.06)    ($   0.05)    ($   0.04)    ($   0.03)
------------------------------------------------------------------------------------------------
 Net Income: (Qtr. annlzd. 3/31/03)         17,094
    Quarter ended 3/31/03 annualized     $     232     $     232     $     232     $     232
    Pro forma income on net proceeds            10            13            15            17
    Pro forma ESOP adjustment                    0             0             0             0
    Pro forma MRP adjustment                    (9)          (11)          (12)          (14)
                                         ---------     ---------     ---------     ---------
        Pro forma net income             $     233     $     234     $     235     $     235
                                         ---------     ---------     ---------     ---------
        Pro forma earnings per share     $    1.31     $    1.11     $    0.97     $    0.85
------------------------------------------------------------------------------------------------
Total Equity                             $   1,807     $   1,807     $   1,807     $   1,807
    Net proceeds                             1,500         1,815         2,130         2,492
    Less:  ESOP purchase                         0             0             0             0
    Less:  MRP purchase                        (71)          (84)          (97)         (111)
                                         ---------     ---------     ---------     ---------
        Pro forma total equity           $   3,236     $   3,538     $   3,840     $   4,188
                                         ---------     ---------     ---------     ---------
        Pro forma book value             $   18.13     $   16.85     $   15.90     $   15.08
------------------------------------------------------------------------------------------------
Tangible Equity                          $   1,807     $   1,807     $   1,807     $   1,807
    Net proceeds                             1,500         1,815         2,130         2,492
    Less:  ESOP purchase                         0             0             0             0
    Less:  MRP purchase                        (71)          (84)          (97)         (111)
                                         ---------     ---------     ---------     ---------
        Pro forma tangible equity        $   3,236     $   3,538     $   3,840     $   4,188
                                         ---------     ---------     ---------     ---------
        Pro forma tangible book value    $   18.13     $   16.85     $   15.90     $   15.08
------------------------------------------------------------------------------------------------
Total Assets                             $  32,534     $  32,534     $  32,534     $  32,534
    Net proceeds                             1,500         1,815         2,130         2,492
    Less:  ESOP purchase                         0             0             0             0
    Less:  MRP purchase                        (71)          (84)          (97)         (111)
                                         ---------     ---------     ---------     ---------
        Pro forma total assets           $  33,963     $  34,265     $  34,567     $  34,915
------------------------------------------------------------------------------------------------
Pro Forma Valuation Ratios:
    Price / EPS - 3/31/03 LTM              (166.67)      (200.00)      (250.00)      (333.33)
    Price / EPS - 3/31/03 Qtr. annlzd         7.63          9.01         10.31         11.76
    Price / Book Value                        55.2%         59.4%         62.9%         66.3%
    Price / Tangible Book Value               55.2%         59.4%         62.9%         66.3%
    Price / Total Assets                      5.26%         6.13%         6.99%         7.95%
================================================================================================

                                                           Exhibit 12
                                            Pro Forma Conversion Analysis at Maximum
                                                      Community First Bank
                                         Historical Financial Data as of March 31, 2003

==========================================================================================================
  Valuation Parameters                              Symbol                                         Data
  --------------------                              ------                                         -----
  Net income -- 3/31/03 LTM                           Y                             $            (12,000)
  Net income -- 3/31/03 Qtr. ann.                     Y                                          232,000
  Net worth                                           B                                        1,807,000
  Tangible net worth                                  B                                        1,807,000
  Total assets                                        A                                       32,534,000
  Expenses in conversion                              X                                          285,000
  Other proceeds not reinvested                       O                                           96,600
  ESOP purchase                                       E                         0.0%                   -
  ESOP expense (pre-tax)                              F                         0.0%                   -
  MRP purchase                                        M                         4.0%              96,600
  MRP expense (pre-tax)                               N                        20.0%              19,320
  Re-investment rate (after-tax)                      R                                            0.73%
  Tax rate                                            T                                            37.00%
  Shares for EPS                                      S                                           100.00%

  Pro Forma Valuation Ratios at Maximum Value
  -------------------------------------------
  Price / EPS -- 3/31/03 LTM                        P/E                                          -250.00 x
  Price / EPS -- 3/31/03 Qtr. ann.                  P/E                                            10.31 x
  Price / Book Value                                P/B                                           62.89%
  Price / Tangible Book                             P/B                                           62.89%
  Price / Assets                                    P/A                                            6.99%

  Pro Forma Calculation at Maximum Value                                                                         Based on
  --------------------------------------                                                                         --------

             V    =          (P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))               =     $2,385,600          [LTM earnings]
                             -----------------------------------
                                      1 - (P/E / S) * R

             V    =          (P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))               =     $2,419,651          [Qtr. annlzd.]
                             -----------------------------------
                                      1 - (P/E / S) * R

             V    =                 P/B * (B - X - E - M)                      =     $2,415,678          [Book value]
                                    ---------------------
                                           1 - P/B

             V    =                 P/B * (B - X - E - M)                      =     $2,415,678          [Tangible book]
                                    ---------------------
                                           1 - P/B

             V    =                 P/A * (B - X - E - M)                      =     $2,415,030          [Total assets]
                                    ---------------------
                                           1 - P/A

  Pro Forma Valuation Range
  Minimum =                $2,100,000         x    0.85    =  $1,785,000
  Midpoint  =              $2,100,000         x    1.00    =  $2,100,000
  Maximum =                $2,100,000         x    1.15    =  $2,415,000
  Adj. Max. =              $2,415,000         x    1.15    =  $2,777,250

==========================================================================================================

                                                            Exhibit 13
                                                   Comparative Valuation Ratios
                                               Market Price Data as of May 5, 2003

===================================================================================================================================

                                                                                            Nationwide              Kentucky
                                                                     Comparative           Public Thrift         Public Thrift
             Valuation                              Community            Group             Aggregate(1)           Aggregate(2)
                                                                 --------------------- ---------------------- ---------------------
                Ratio                Symbol           First        Mean      Median      Mean      Median       Mean      Median
                ------               ------       --- ------       ----      ------      ----      ------       ----      ------
 Price / LTM EPS (3)                    P/E
                                                  ------------
      Minimum                           (X)         -166.7         20.6       18.4       14.4       13.5        16.2       16.8
      Midpoint                                      -200.0
      Maximum                                       -250.0
      Adj. Maximum                                  -333.3
                                                  ------------

 Price / Qtr. Ann. EPS (3)              P/E
                                                  ------------
      Minimum                           (X)           7.6          18.1       19.0       13.9       12.8        16.2       15.0
      Midpoint                                        9.0
      Maximum                                        10.3
      Adj. Maximum                                   11.8
                                                  ------------

 Price / Book Value                     P/B
                                                  ------------
      Minimum                           (%)          55.2          89.6       87.8       128.7      120.0       115.6     121.6
      Midpoint                                       59.4
      Maximum                                        62.9
      Adj. Maximum                                   66.3
                                                  ------------

 Price / Tang. Book                     P/B
                                                  ------------
      Minimum                           (%)          55.2          90.1       88.9       137.8      128.3       121.8     126.0
      Midpoint                                       59.4
      Maximum                                        62.9
      Adj. Maximum                                   66.3
                                                  ------------

 Price / Total Assets                   P/A
                                                  ------------
      Minimum                           (%)          5.26          10.15      8.81       12.80      12.01       15.05     12.94
      Midpoint                                       6.13
      Maximum                                        6.99
      Adj. Maximum                                   7.95
                                                  ------------

===================================================================================================================================

(1)  Includes 244 publicly-traded, non-MHC, non-acquired thrifts nationwide.
(2)  Includes  5  publicly-traded,   non-MHC,   non-acquired  thrifts  based  in
     Kentucky.
(3)  P/E means and medians exclude values greater than 30.

                                   Exhibit 14
                    Comparative Discount and Premium Analysis
                       Market Price Data as of May 5, 2003


=============================================================================================================================
                                                                                    Relative Premiums (Discounts)
                                                                            ----------------------------------------------

Comp. All All
               Valuation                                     Community             Group           Public       Kentucky
                  Ratio                  Symbol             First                Average        Thrifts(1)     Thrifts(2)
                  ------                 ------         --- ------               -------        ----------     ----------

                                                                            ----------------------------------------------
  Price / LTM EPS (3)                        P/E                                    20.6             14.4            16.2
                                                        -------------       ----------------------------------------------
        Minimum                              (X)          (166.7)                  NM              NM              NM
        Midpoint                                          (200.0)                  NM              NM              NM
        Maximum                                           (250.0)                  NM              NM              NM
        Adj. Maximum                                      (333.3)                  NM              NM              NM
                                                        -------------

                                                                            ----------------------------------------------
  Price / Qtr. Ann. EPS (3)                  P/E                                    18.1             13.9            16.2
                                                        -------------       ----------------------------------------------
        Minimum                              (X)            7.6                   -62.9%           -47.0%          -52.8%
        Midpoint                                            9.0                   -56.2%           -37.4%          -44.3%
        Maximum                                             10.3                  -49.9%           -28.4%          -36.3%
        Adj. Maximum                                        11.8                  -42.8%           -18.3%          -27.3%
                                                        -------------

                                                                            ----------------------------------------------
  Price / Book Value                         P/B                                    89.6            128.7           115.6
                                                        -------------       ----------------------------------------------
        Minimum                              (%)            55.2                  -38.4%           -57.1%          -52.3%
        Midpoint                                            59.4                  -33.7%           -53.9%          -48.7%
        Maximum                                             62.9                  -29.8%           -51.1%          -45.6%
        Adj. Maximum                                        66.3                  -26.0%           -48.5%          -42.6%
                                                        -------------

                                                                            ----------------------------------------------
  Price / Tangible Book                      P/B                                    90.1            137.8           121.8
                                                        -------------       ----------------------------------------------
        Minimum                              (%)            55.2                  -38.8%           -60.0%          -54.7%
        Midpoint                                            59.4                  -34.1%           -56.9%          -51.3%
        Maximum                                             62.9                  -30.2%           -54.4%          -48.4%
        Adj. Maximum                                        66.3                  -26.4%           -51.9%          -45.6%
                                                        -------------

                                                                            ----------------------------------------------
  Price / Total Assets                       P/A                                    10.2             12.8            15.0
                                                        -------------       ----------------------------------------------
        Minimum                              (%)            5.26                  -48.2%           -58.9%          -65.1%
        Midpoint                                            6.13                  -39.6%           -52.1%          -59.3%
        Maximum                                             6.99                  -31.2%           -45.4%          -53.6%
        Adj. Maximum                                        7.95                  -21.6%           -37.9%          -47.1%
                                                        -------------

=============================================================================================================================

(1) Average for 244 publicly-traded,  non-MHC,  non-acquired thrifts nationwide.
(2) Average for 5 publicly-traded, non-MHC, non-acquired thrifts based in Kentucky. (3) P/E means and medians exclude values greater than 30.

                                    Table 12
                       Comparative Group Operating Summary
                 As of the Latest Period Ended December 31, 2002

                                                                                                           Total Equity/
                                                                                      No. of    Conv.      Assets  Assets
                  Company                        City      State  Ticker   Exchange   Offices   Date        ($000)     (%)
                  -------                        ----      -----  ------   --------   --------  -----       ------     ---
Community First Bank                        Madisonville     KY     --        --        1        --        29,968    5.84

Comparative Group
Allied First Bancorp, Inc.                  Naperville       IL    AFBA     OTC BB      1       12/31/01   94,283   10.90
Blue River Bancshares, Inc.                 Shelbyville      IN    BRBI     NASDAQ      4       06/24/98  109,338   10.24
Crazy Woman Creek Bancorp Incorporated      Buffalo          WY    CRZY     NASDAQ      3       03/29/96   75,441   17.97
Fidelity Federal Bancorp                    Evansville       IN    FFED     NASDAQ      5       08/31/87  132,290    7.25
First Capital Bancshares, Inc.              Bennettsville    SC    FCPB     OTC BB      2       10/29/99   38,544    9.85
Grand Central Financial Corp.               Wellsville       OH    GCFC     NASDAQ      3       12/30/98  113,450   15.66
Home City Financial Corporation             Springfield      OH    HCFC     NASDAQ      2       12/30/96  149,735    7.72
Homestead Bancorp, Inc.                     Ponchatoula      LA    HSTD     OTC BB      3       07/20/98  135,472    9.98
Indian Village Bancorp Inc.                 Gnadenhutten     OH    IDVB     OTC BB      2       07/02/99   94,430    9.03
Lawrence Financial Holdings, Inc.           Ironton          OH    LWFH     OTC BB      5       12/29/00  134,389   10.99
Lenox Bancorp, Inc.                         Cincinnati       OH    LNXC     OTC BB      2       07/18/96   59,374    9.08
Mutual Community Savings Bank, Inc., SSB    Durham           NC    MTUC     OTC BB      3       06/29/93   77,930   10.14
Sobieski Bancorp, Inc.                      South Bend       IN    SOBI     NASDAQ      3       03/31/95  130,867    8.02
Southern Banc Company, Inc. (The)           Gadsden          AL     SRN      AMEX       4       10/05/95  112,642   16.56
SouthFirst Bancshares, Inc.                 Sylacauga        AL     SZB      AMEX       5       02/14/95  136,946   10.04
StateFed Financial Corporation              Clive            IA    SFFC     NASDAQ      3       01/05/94   98,889   14.15

Source:  Community First; SNL Securities

                                    Table 13
                            Key Financial Comparisons
                    Community First and the Comparative Group
          As of or for the Latest Twelve Months Ended December 31, 2002

                                                                               Comp.
                                                                   Community   Group
                                                                     First    Average

Profitability
-------------
LTM Return on Average Assets                                        (0.28)%   (0.40)%
Core Return on Average Assets                                       (0.28)    (0.24)

LTM Return on Average Equity                                        (4.50)    (5.47)
Core Return on Average Equity                                       (4.50)    (3.80)

Income and Expense (% of avg. assets)
------------------
Total Interest Income                                                6.41      6.11
Total Interest Expense                                               3.17      3.28
Net Interest Income                                                  3.24      2.82
Provision for Loan Losses                                            0.06      0.59

Other Operating Income                                               0.24      0.47
Net Gains & Nonrecurring Income                                      0.00      0.29

General & Administrative Expense                                     3.66      3.09
Real Estate Expense (Income)                                         0.00      0.01
Nonrecurring Expense                                                 0.00      0.06

Yield-Cost Data
---------------
Yield on Earning Assets                                              7.00      6.45
Cost of Funds                                                        3.56      3.81
                                                                    -----     -----
Net Interest Spread                                                  3.44      2.65

Asset Utilization (% of avg. assets)
-----------------
Avg. Interest-earning Assets                                        91.52     94.76
Avg. Interest-bearing Liabilities                                   89.21     85.95
                                                                    -----     -----
Net Interest-earning Assets                                          2.31      8.81

                            Key Financial Comparisons
                    Community First and the Comparative Group
          As of or for the Latest Twelve Months Ended December 31, 2002

                                                                         Comp.
                                                      Community          Group
                                                        First           Average

Balance Sheet Composition (% of assets)
Cash and Securities                                     10.99 %          32.12 %
Loans Receivable, net                                   85.79            62.93
Real Estate                                              0.00             0.42
Intangible Assets                                        0.00             0.23
Other Assets                                             3.22             4.29

Total Deposits                                          93.86            71.44
Borrowed Funds                                           0.00            16.07
Other Liabilities                                        0.30             1.16
Total Equity                                             5.84            11.33

Loan Portfolio (% of total loans)
Residential Mortgage Loans                              88.34            62.09
Other Real Estate Mortgage Loans                         5.60            18.37
Nonmortgage Loans                                        6.06            19.55

Growth Rates
Total Assets                                             1.48            (0.22)
Total Loans                                             16.03            (5.79)
Total Deposits                                           5.70             2.72

Credit Risk Ratios
Nonperforming Loans / Total Loans                        0.33             1.54
Nonperforming Assets / Total Assets                      0.29             1.14
Reserves / Nonperforming Loans                         123.26           121.79
Reserves / Total Loans                                   0.41             1.08